SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                        Lexmark International Group, Inc.
                        ---------------------------------
                                (Name of Issuer)


                 Class A Common Stock, par value $.01 per share
                 ----------------------------------------------
                         (Title of Class of Securities)


                                    52977110
                                    --------
                                 (CUSIP Number)


     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 52977110                  13G







1.   Names of Reporting Persons          The Clayton & Dubilier Private
         S.S. or I.R.S. Identifica-      Equity Fund IV Limited
         tion Nos. of Above Persons      Partnership

2.   Check the Appropriate Box           (a)
         if a Member of a Group
                                         (b)

3.       S.E.C. Use Only

4.   Citizenship or Place of              Connecticut
     Organization

Number of Shares                    (5) Sole Voting Power        0
Beneficially                        (6) Shared Voting
Owned by Each Reporting                 Power                6,654,829
Person with                         (7) Sole Dispositive
                                        Power                    0
                                    (8) Shared Dispositive
                                        Power                6,654,829

9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person                          6,654,829

10.  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares

11.  Percent of Class Represented
     by Amount in Row 9                                          9.8%

12.  Type of Reporting Person                                     PN

1.   Names of Reporting Persons     Clayton & Dubilier Associates IV
     S.S. or I.R.S. Identifica-     Limited Partnership
     tion Nos. of Above Persons

2.   Check the Appropriate Box      (a)
     if a Member of a Group
                                    (b)
3.   S.E.C. Use Only

4.   Citizenship or Place of        Connecticut
     Organization

Number of Shares                    (5) Sole Voting Power        0
Beneficially                        (6) Shared Voting
Owned by Each Reporting                 Power                6,654,829
Person with                         (7) Sole Dispositive
                                        Power                    0
                                    (8) Shared Dispositive
                                        Power                6,654,829

9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person                          6,654,829

10.  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares

11.  Percent of Class Represented
     by Amount in Row 9                                        9.8%

12.  Type of Reporting Person                                   PN

1.   Names of Reporting Persons
     S.S. or I.R.S. Identifica-      Joseph L. Rice, III
     tion Nos. of Above Persons

2.   Check the Appropriate Box       (a)
         if a Member of a Group
                                     (b)

3.   S.E.C. Use Only

4.   Citizenship or Place of          United States of America
     Organization

Number of Shares                      (5) Sole Voting Power        0
Beneficially                          (6) Shared Voting
Owned by Each Reporting                   Power                6,654,829
Person with                           (7) Sole Dispositive
                                          Power                    0
                                      (8) Shared Dispositive
                                          Power                6,654,829

9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person                            6,654,829

10.  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares

11.  Percent of Class Represented
     by Amount in Row 9                                          9.8%

12.  Type of Reporting Person                                    IN

1.   Names of Reporting Persons
     S.S. or I.R.S. Identifica-       Donald J. Gogel
     tion Nos. of Above Persons

2.   Check the Appropriate Box        (a)
     if a Member of a Group
                                      (b)

3.   S.E.C. Use Only

4.   Citizenship or Place of        United States of America
     Organization

Number of Shares                    (5) Sole Voting Power        0
Beneficially                        (6) Shared Voting
Owned by Each Reporting                 Power                6,654,829
Person with                         (7) Sole Dispositive
                                        Power                    0
                                    (8) Shared Dispositive
                                        Power                6,654,829

9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person                          6,654,829

10.  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares

11.  Percent of Class Represented
     by Amount in Row 9                                       9.8%

12.  Type of Reporting Person                                 IN

1.   Names of Reporting Persons
     S.S. or I.R.S. Identifica-       B. Charles Ames
     tion Nos. of Above Persons

2.   Check the Appropriate Box       (a)
     if a Member of a Group
                                     (b)

3.   S.E.C. Use Only

4.   Citizenship or Place of          United States of America
     Organization

Number of Shares                    (5) Sole Voting Power        0
Beneficially                        (6) Shared Voting
Owned by Each Reporting                 Power                6,654,829
Person with                         (7) Sole Dispositive
                                        Power                    0
                                    (8) Shared Dispositive
                                        Power                6,654,829

9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person                          6,654,829

10.  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares

11.  Percent of Class Represented
     by Amount in Row 9                                       9.8%

12.  Type of Reporting Person                                  IN

1.   Names of Reporting Persons
     S.S. or I.R.S. Identifica-          William A. Barbe
     tion Nos. of Above Persons

2.   Check the Appropriate Box           (a)
     if a Member of a Group
                                         (b)

3.   S.E.C. Use Only

4.   Citizenship or Place of            United States of America
     Organization

Number of Shares                    (5) Sole Voting Power        0
Beneficially                        (6) Shared Voting
Owned by Each Reporting                 Power                6,654,829
Person with                         (7) Sole Dispositive
                                        Power                    0
                                    (8) Shared Dispositive
                                        Power                6,654,829

9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person                          6,654,829

10.  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares

11.  Percent of Class Represented
     by Amount in Row 9                                        9.8%

12.  Type of Reporting Person                                   IN

1.   Names of Reporting Persons
     S.S. or I.R.S. Identifica-      Leon J. Hendrix, Jr.
     tion Nos. of Above Persons

2.   Check the Appropriate Box       (a)
     if a Member of a Group
                                     (b)

3.   S.E.C. Use Only

4.   Citizenship or Place of            United States of America
     Organization

Number of Shares                    (5) Sole Voting Power        0
Beneficially                        (6) Shared Voting
Owned by Each Reporting                 Power                6,654,829
Person with                         (7) Sole Dispositive
                                        Power                    0
                                    (8) Shared Dispositive
                                        Power                6,654,829

9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person                          6,654,829

10.  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares

11.  Percent of Class Represented
     by Amount in Row 9                                       9.8%

12.  Type of Reporting Person                                  IN

1.   Names of Reporting Persons
     S.S. or I.R.S. Identifica-       Andrall E. Pearson
     tion Nos. of Above Persons

2.   Check the Appropriate Box       (a)
     if a Member of a Group
                                     (b)

3.   S.E.C. Use Only

4.   Citizenship or Place of            United States of America
     Organization

Number of Shares                    (5) Sole Voting Power        0
Beneficially                        (6) Shared Voting
Owned by Each Reporting                 Power                6,654,829
Person with                         (7) Sole Dispositive
                                        Power                    0
                                    (8) Shared Dispositive
                                        Power                6,654,829

9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person                          6,654,829

10.  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares

11.  Percent of Class Represented
     by Amount in Row 9                                        9.8%

12.  Type of Reporting Person                                  IN

1.   Names of Reporting Persons
     S.S. or I.R.S. Identifica-       Hubbard C. Howe
     tion Nos. of Above Persons

2.   Check the Appropriate Box        (a)
     if a Member of a Group
                                      (b)

3.   S.E.C. Use Only

4.   Citizenship or Place of            United States of America
     Organization

Number of Shares                    (5) Sole Voting Power        0
Beneficially                        (6) Shared Voting
Owned by Each Reporting                 Power                6,654,829
Person with                         (7) Sole Dispositive
                                        Power                    0
                                    (8) Shared Dispositive
                                        Power                6,654,829

9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person                         6,654,829

10.  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares

11.  Percent of Class Represented
     by Amount in Row 9                                       9.8%

12.  Type of Reporting Person                                  IN

                            STATEMENT ON SCHEDULE 13G
                            -------------------------

Item 1(a)         Name of Issuer:

                  Lexmark International Group, Inc. (the "Issuer")

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  Lexmark International Group, Inc.
                  One Lexmark Centre Drive
                  Lexington, Kentucky 40550

Item 2(a)         Name of Person Filing:

                  See Item 1 of the cover pages attached hereto.

Item 2(b)         Address of Principal Business Office:
                         For The Clayton & Dubilier Private Equity
                         Fund IV Limited Partnership (the "Fund") and Clayton & Dubilier Associates IV Limited Partnership ("Associates"):

                           270 Greenwich Avenue
                           Greenwich, Connecticut 06830

                  For Messrs. Rice, Gogel, Ames, Barbe, Hendrix,
                  Pearson and Howe:

                           c/o Clayton, Dubilier & Rice, Inc.
                           375 Park Avenue
                           18th Floor
                           New York, New York 10152

Item 2(c)         Citizenship:

                  See Item 4 of the cover pages attached hereto.

Item 2(d)         Title of Class of Securities:

                  Class A Common Stock, par value $.01 per share.

Item 2(e)         CUSIP Number:   52977110

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

           (a) ( ) Broker or Dealer registered under Section 15 of the Act

           (b) ( ) Bank as defined  in Section  3(a)(6) of the Act

           (c) ( ) Insurance Company as defined in Section 3(a)(19) of the Act

           (d) ( ) Investment Company registered under Section 8 of the Investment Company Act

           (e) ( ) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

           (f) ( ) Employee Benefit Plan,  Pension Fund which  is  subject  to
                     the   provisions  of  the Employee  Retirement  Income
                     Security Act of 1974 or Endowment Fund; see ss. 240.13d-1
                     (b)(1)(ii)(F)

           (g) ( ) Parent Holding Company, in accordance with ss. 240.13d-1(b)
                     (ii)(G)

           (h) ( )  Group, in accordance  with  ss.240.13d-1(b)(1)(ii)(H)

                           Not Applicable.

Item 4.  Ownership

              If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

                  (a)      Amount Beneficially Owned

                           6,654,829 shares (as of December 31, 1997)

                  (b)      Percent of Class:

                           9.8% (as of December 31, 1997)

                  (c)      Number of shares as to which such person has:

                           (i)  sole power to vote or to direct the vote:    0

                           (ii) shared power to vote or to direct the vote:
                                6,654,829 shares

                           (iii)sole power to dispose or to direct the
                                disposition of:   0

                           (iv) shared power to dispose or to direct the
                                disposition of: 6,654,829 shares

                      The Fund, a Connecticut limited partnership, is the record holder of 6,654,829 shares. Associates, a Connecticut limited partnership, is the sole general partner of the Fund. Messrs. Rice, Gogel, Ames, Barbe,
                      Hendrix, Pearson and Howe are the general partners of Associates and, as such, share investment discretion with respect to the securities held by the Fund. Pursuant to Rule 13d-3(d) under the Securities Exchange Act of 1934, as amended, Messrs. Rice, Gogel, Ames, Barbe, Hendrix, Pearson and Howe may be deemed to be beneficial owners of the shares of Class A Common Stock owned by the Fund. Each of Messrs. Rice, Gogel, Ames, Barbe, Hendrix, Pearson and Howe expressly disclaims such beneficial ownership.

Item 5.       Ownership of Five Percent or Less of a Class

              If the statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

                           Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                           Not Applicable

Item 8.       Identification and Classification of Members of the Group.

                           Not Applicable

Item 9.       Notice of Dissolution of Group.

                           Not Applicable

Item 10.      Certification.

                           Not   Applicable   because  the  statement  is  filed
                           pursuant to Rule 13d-1(c).

                                    Signature
                                    ---------

                  After reasonable inquiry and to the best of my knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.

Date: February 13, 1998


                                          Signature: /s/ Donald J. Gogel
                                                     ---------------------------
                                          Name:      Donald J. Gogel,
                                                     (i)individually and (ii) as
                                                     a general partner of
                                                     Clayton & Dubilier
                                                     Associates  IV Limited
                                                     Partnership (for    itself
                                                     and as the sole general
                                                     partner of The Clayton
                                                     & Dubilier Private Equity
                                                     Fund IV Limited
                                                     Partnership).


                                          Signature: /s/ Donald J. Gogel     1
                                                     ---------------------------
                                          Name:      Joseph L. Rice, III

                                          Signature: /s/ Donald J. Gogel     1
                                                     ---------------------------
                                          Name:      B. Charles Ames

                                          Signature: /s/ Donald J. Gogel     1
                                                     ---------------------------
                                          Name:      Hubbard C. Howe

                                          Signature: /s/ Donald J. Gogel     1
                                                     ---------------------------
                                          Name:      William A. Barbe

                                          Signature: /s/ Donald J. Gogel     1
                                                     ---------------------------
                                          Name:      Leon J. Hendrix, Jr.

                                          Signature: /s/ Donald J. Gogel     1
                                                     ---------------------------
                                          Name:      Andrall E. Pearson


-------------------

1             Pursuant  to  a Power of Attorney filed as Exhibit 2 to the
              Schedule 13G filed by the Fund and the other filing parties set forth herein with the Securities and Exchange Commission on February 6, 1996.

                                                                       Exhibit 1
                                                                       ---------

Pursuant to Rule 13d-1(f)(1)(iii)   promulgated  under  the Securities
Exchange Act of 1934, as amended, the undersigned agree that the Statement to which this Exhibit is attached is filed on behalf of each of them in the capacities set forth below.

Dated: February 13, 1998


                                          Signature: /s/ Donald J. Gogel
                                                     ---------------------------
                                          Name:      Donald J. Gogel,
                                                     (i)individually and (ii) as
                                                     a general partner of
                                                     Clayton & Dubilier
                                                     Associates  IV Limited
                                                     Partnership (for    itself
                                                     and as the sole general
                                                     partner of The Clayton
                                                     & Dubilier Private Equity
                                                     Fund IV Limited
                                                     Partnership).


                                          Signature: /s/ Donald J. Gogel     2
                                                     ---------------------------
                                          Name:      Joseph L. Rice, III

                                          Signature: /s/ Donald J. Gogel     2
                                                     ---------------------------
                                          Name:      B. Charles Ames

                                          Signature: /s/ Donald J. Gogel     2
                                                     ---------------------------
                                          Name:      Hubbard C. Howe

                                          Signature: /s/ Donald J. Gogel     2
                                                     ---------------------------
                                          Name:      William A. Barbe

                                          Signature: /s/ Donald J. Gogel     2
                                                     ---------------------------
                                          Name:      Leon J. Hendrix, Jr.

                                          Signature: /s/ Donald J. Gogel     2
                                                     ---------------------------
                                          Name:      Andrall E. Pearson


-------------------

2             Pursuant  to  a Power of Attorney filed as Exhibit 2 to the
              Schedule 13G filed by the Fund and the other filing parties set forth herein with the Securities and Exchange Commission on February 6, 1996.